UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

ANWORTH MORTGAGE ASSET CORPORATION
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC WESTERN INVESTMENT HEDGED PARTNERS L.P. WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P. ARTHUR D. LIPSON
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment LLC (“Western Investment”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Western Investment at the 2014 annual meeting of stockholders (the “Annual Meeting”) of Anworth Mortgage Asset Corporation. Western Investment has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On June 27, 2014, the website SeekingAlpha.com published the following article:

Major Anworth Shareholder To Fellow Shareholders: Management Continues To Disappoint, Fails To Aggressively Repurchase Shares

Jun. 27, 2014 7:30 AM ET

Summary

•	Despite assuring stockholders that it would do so, it appears that Anworth management has not embarked on an aggressive stock repurchase program.
•	In an investor presentation on May 2nd, Anworth stated that it has taken and continues to take actions to increase shareholder value, including through its aggressive buyback program.
•	Anworth also stated it increased its ongoing share repurchase program by 10,000,000 shares, and in fact, disclosed that in April 2014, nearly 5,000,000 shares had been repurchased.
•	We are concerned that Anworth has now drastically curtailed its buybacks, to the detriment of shareholder value.

Dear Fellow Anworth Stockholder:

Sadly, management and the Board of Directors of Anworth Mortgage Asset Corporation (“Anworth”; NYSE: ANH) continue to disappoint.

In an investor presentation dated May 2, 2014, Anworth stated that it has taken and continues to take actions to increase shareholder value, including through its aggressive buyback program. We are very much in favor of such moves, as it would clearly be to shareholders’ long-term benefit. Anworth also stated at that time that it had increased its ongoing share repurchase program by 10,000,000 shares, and disclosed that in April 2014, nearly 5,000,000 shares had been repurchased.

It seemed, then, that management was on the right track in terms of its buyback program, but since that time, sadly, they seem to have really lost their momentum: to the best of my knowledge, the buyback program has been largely curtailed.

In our view, the share buyback program was half-hearted, instituted only because Anworth was faced with a proxy fight (with my asset management firm, Western Investment, LLC). Now, with the proxy battle behind it, management seems to have reverted back to its old ways, which tend to serve their interests rather than those of shareholders.

Mediocre performance is not a foregone conclusion for Anworth stock. We feel just as strongly as we did when we first started accumulating our position, that management could unlock a great deal of shareholder value by instituting an aggressive buyback program.

We respectfully encourage management to honor their stated intentions of doing so, and proceed.

If not, we may find that the only way to address the excessive discount to book value is to take other actions, including submitting a shareholder proposal. For the moment, it is up to Anworth management to do right by company shareholders. The ball is in their court.

Regards,

/s/ Arthur D. Lipson

Arthur D. Lipson
Managing Member,
Western Investment LLC